Exhibit 99.1

Press Release

Axway Inc. Merges with Tumbleweed Communications as
Parent Company, Sopra Group, Completes Acquisition of Tumbleweed Shares

PARIS, France – September 4, 2008 – Following Tumbleweed shareholder and regulatory approvals, Sopra Group (Euronext Paris: SOP) and Tumbleweed Communications Corp. (Nasdaq: TMWD) today completed a merger in which Sopra Group, via its subsidiary Axway, acquired Tumbleweed. Tumbleweed’s operations will be combined with those of Axway. Together, Axway and Tumbleweed will offer integrated collaborative business solutions to more than 11,000 customers globally.

Pursuant to the merger agreement, each outstanding share of Tumbleweed stock was converted into the right to receive $2.70 in cash. Tumbleweed's common stock will cease to trade on the Nasdaq national market at the close of business today and will be delisted.

This merger is in line with Axway’s and Tumbleweed’s global development strategy. The complementary geographic positioning of the two companies creates an experienced provider capable of serving the needs of the largest multinational corporations in the B2B, SOA, security and collaborative services domains.

Sopra Group funded the transaction through its existing lines of credit.

Given the complementary nature of Axway’s and Tumbleweed’s businesses, Sopra Group expects to recognize synergies through both revenue growth and cost savings. In 2009, the combined entity of Axway and Tumbleweed expects to generate revenue of approximately €230 million with an operating margin between 12-15%. Sopra Group expects this transaction to be accretive.

Contacts

Investor Relations Sopra Group: Kathleen Bracco – +33 (0)1 40 67 29 61 – kbraccoclark@sopragroup.com

Press Relations Sopra Group: Virginie Legoupil – +33 (0)1 40 67 29 41 – vlegoupil@sopragroup.com

Press Relations Axway: Lori Bush Shepard – +1 480 627 1836 – lbshepard@us.axway.com

Investor Relations Tumbleweed: Tim Conley – +1 650 216 2066 – tim.conley@tumbleweed.com

Press Relations Tumbleweed: Erika Blaney – +1 650 216 2110 – eblaney@tumbleweed.com

About Sopra Group

One of the leaders in the European consulting and IT services market, Sopra Group generated revenue of 1 billion euros in 2007 and has a human and intellectual resource potential of over 12,000 people. Thanks to a longstanding culture of excellence and strong sector-specific, functional and technological know-how, the Group offers its clients an end to end approach based on a well-honed business model. Sopra Group’s ambition is to allow its clients to focus on transformation projects that will give them a competitive edge and help them drive growth. Sopra Group’s savoir-faire encompasses prior strategic reflection through to the supervision and implementation of major systems integration and application outsourcing projects. The Group also pursues the worldwide deployment of its activities in both application integration and business process management through its subsidiary Axway, one of the leading providers of Collaborative Business Solutions, with a complete range of solutions and services. For more information, please go to our website www.sopragroup.com.

Sopra Group - Société Anonyme with share capital of €46 686 124 - 326 820 065 RCS Annecy - APE 5829 C Registered office: PAE - Les Glaisins - F-74940 Annecy-le-Vieux - Tel.: +33 (0)4 50 33 30 30	Head office 9 bis, rue de Presbourg FR 75116 Paris Tel.: +33 (0)1 40 67 29 29 Fax: +33 (0)1 40 67 29 30 www.sopragroup.com ■

About Axway

Axway is one of the leading global providers of collaborative business solutions. Axway establishes the dynamic connections – within and among enterprises – that make companies easier to do business with. Spanning all industries, over 8,400 organizations worldwide depend on Axway to manage and control their business-critical information in motion – improving value chain efficiency, regulatory compliance and quality of service. Built on a service-oriented architecture (SOA), Axway’s Synchrony™ solutions feature a highly flexible integration and B2B framework, business and technical analytics, and professional services. Axway also offers customized solutions for the financial services, life sciences and automotive industries. Many of Axway’s solutions are available in a software-as-a-service (SaaS) model. A subsidiary of Sopra Group, SA, Axway is headquartered in Scottsdale, Arizona.

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ:TMWD), an industry leader in managed file transfer, email security and identity validation, provides enterprise-class solutions to organizations of all sizes. Tumbleweed’s innovative products enable organizations to effectively manage and protect business-critical Internet communications, with capabilities that span secure file transfer, encryption, data loss prevention, and email security. Tumbleweed has more than 3,300 customers worldwide, including blue-chip companies across an array of industries such as technology, retail, finance, healthcare, manufacturing, consumer packaged goods, telecom, energy, and the U.S. Government. The world’s most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on 15 years of R&D and 29 security patents in the U.S. alone – many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

Sopra Group - Société Anonyme with share capital of €46 686 124 - 326 820 065 RCS Annecy - APE 5829 C Registered office: PAE - Les Glaisins - F-74940 Annecy-le-Vieux - Tel.: +33 (0)4 50 33 30 30	Head office 9 bis, rue de Presbourg FR 75116 Paris Tel.: +33 (0)1 40 67 29 29 Fax: +33 (0)1 40 67 29 30 www.sopragroup.com ■